Exhibit 10.13

December 1, 2023

STRICTLY CONFIDENTIAL

Mr. Keith Rabin

Volato, Inc.

1954 Airport Road

Suite 124

Chamblee, GA 30341

Re: Advisory Engagement Amendment

Dear Keith:

This is an amendment (the “Amendment”) to the advisory engagement agreement dated October 16, 2023 between Volato, Inc. (“Volato”) and Roth Capital Partners, LLC (“Roth”), hereinafter (the “Agreement”).

1.	The first paragraph of Section 2 in the Agreement, including the table in that paragraph, is deleted in its entirety and replaced with the following paragraph:

‘Roth and the Company agree that, if the Company consummates a Transaction with PROOF Acquisition Corp. I (or any of its subsidiaries or affiliates) as Purchaser, then the Success Fee may be paid, at the option of the Company, either in cash (as provided above) or the equivalent of $1,000,000 in shares of common stock of the public company entity that survives the Transaction, which stock is anticipated to be listed on the New York Stock Exchange American (the “Stock”). The number of shares of Stock that would be deliverable to Roth in such event shall be equal to the greater of (i) 100,000 shares of Stock and (ii) the quotient obtained by dividing (x) $1,000,000 by (y) the VWAP of the Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined below) registering the resale of Stock, provided that clause (y) shall not be less than $2.00. Such Stock shall be delivered in book-entry form not later than forty-five (45) business days following the consummation of the Transaction. Any shares of Stock issued or transferred to Roth in satisfaction of the Success Fee shall be free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of the Stock (including, without limitation, any restrictions that may arise due to applicable securities laws); provided, however, that if the Company is unable at the time of such issuance or transfer to provide for the issuance or transfer of the Stock without any transfer restrictions that may arise due to applicable securities laws, then the Company shall enter (or cause the public company entity that survives the Transaction to enter) into an agreement with Roth at such time, in form and substance mutually acceptable and on normal and customary terms to provide limited registration rights with respect to the Stock (the “Registration Rights”). If such Registration Rights are not granted, or the Company (or the public company entity that survives the Transaction) does not comply in all material respects with the obligation of this paragraph to provide the Registration Rights, and fails to remedy such breach within thirty (30) days following receipt of notice of such breach from Roth, the Company (or the public company entity that survives the Transaction) shall promptly pay to Roth the Success Fee in cash.”

2.	Section 5 in the Agreement, Other Services, is deleted in its entirety and replaced with the following paragraph:

Section 5. Right of First Refusal. In the event that the Company consummates a Transaction with PROOF Acquisition Corp. I (or any of its subsidiaries or affiliates) as Purchaser, the Company hereby grants Roth the right of first refusal, subject to other rights previously granted by the Company, to:

(a)	Be a joint bookrunner in the case of any public offering of the securities of the public company entity that survives the Transaction, or a joint placement agent in the case of a private placement of the securities of the public company entity that survives the Transaction, for a period of twelve (12) months following the consummation of the Transaction. The terms of such an engagement would be consistent with standard industry terms and mutually acceptable to the Company and Roth; provided, however, that in no circumstance shall Roth receive a percentage of the underwriting discount, placement fees, warrants, and any other associated fees that is less than the percentage of such underwriting discount, placement fees, warrants, and any other associated fees paid to any other underwriter in the case of a public offering or any other placement agent in the case of a private placement.

(b)	Be the joint financial advisor to the public company entity that survives the Transaction in connection with, whether in one or a series of transactions, any merger, reverse merger, acquisition, consolidation, reorganization, recapitalization, restructuring, buyout, joint venture, other business combination, or any alternate structure pursuant to which all or substantially all of the public company entity that survives the Transaction and any other party are combined, that is consummated or for which a definitive agreement is executed for a period of twelve (12) months following the consummation of the Transaction. The terms of such engagement would be consistent with standard industry terms; provided, however, that in no circumstance shall Roth receive a percentage of the fees paid to financial advisors in connection with such transaction that is less than the percentage of such fees paid to any other financial advisor in connection with such transaction.

All other provisions in the Agreement remain in effect.

[Remainder of Page Intentionally left Blank]

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/Gil Ottensoser
Name:	Gil Ottensoser
Its:	Managing Director

Accepted as of the date first above written:

VOLATO, INC.

By:	/s/Matt Liotta

Name:	Matt Liotta
Its:	CEO